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                                                                    EXHIBIT 10.2

                                  May 14, 2002


Edac Technologies Corporation
1806 New Britain Avenue
Farmington, Connecticut 06032

Gentlemen:

         I am writing with reference to the Change of Control Agreement (the "Agreement") dated as of December 1, 2000 between Edac Technologies Corporation (the "Company") and me. Certain facts and circumstances since the execution of the Agreement may be deemed to constitute a "Change of Control" (as defined in the Agreement). I hereby waive any and all rights that I may have under the Agreement as a result of any "Change of Control" that may have occurred prior to the date hereof. This waiver shall not diminish any rights I may have under the Agreement following the date hereof or imply that I am prepared to grant any other waiver.

         In consideration for the waiver pursuant to the foregoing paragraph, the Company, by its signature below, agrees to the following:

         1. The Company acknowledges and agrees that it is obligated to indemnify me to the fullest extent permitted by the Wisconsin Business Corporation Law and the Company's Amended and Restated By-Laws and that no amendment of the indemnification provisions of the Company's Amended and Restated By-Laws shall eliminate or reduce the effect of such provisions in respect of any matter occurring, or any action or proceeding accruing or arising with respect to me prior to such amendment.

         2. Section 6 of the Employment Agreement dated as of December 1, 2002 (the "Employment Agreement") between the Company and me is hereby amended to provide that any resignation by me following the Company's requiring me to be based at any office or location other than the Company's current headquarters or any location outside Hartford County shall be deemed to be a constructive termination by the Company without Cause entitling me to the rights under
Section 6(b) of the Employment Agreement and not a voluntary termination by me pursuant to Section 6(a) of the Employment Agreement.

         3. The Company acknowledges and agrees that notwithstanding anything in the Agreement or the Employment Agreement to the contrary, I may terminate my employment without any liability thereunder immediately for "Good Reason" (as defined in the Agreement) or upon 30 days written notice with or without "Good Reason."


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Edac Technologies Corporation
May 14, 2002
Page 2

         4. At my option, upon written notice to the Company, any claim or controversy arising out of, or relating to the Agreement or the Employment Agreement, as applicable, shall be resolved by binding arbitration conducted under and governed by the Arbitration Rules of the American Arbitration Association regarding employment disputes (the "Rules"). Such arbitration shall take place in Hartford, Connecticut before a single arbitrator. The arbitration award shall be in writing, and shall specify the factual and legal bases for the award. The arbitrator will have the discretion to award costs and reasonable attorney's fees to the prevailing party. The Company shall be required to reimburse me for my reasonable legal fees relating to any such arbitration proceeding upon receipt of an invoice with respect to such fees, subject to the right of the arbitrator to require me to repay such amount to the Company. The award of such arbitration may be enforced in any court having jurisdiction.

         Except as specifically provided herein, all provisions of the Agreement and the Employment Agreement shall remain unchanged and in full force and effect.

                                                     Very truly yours,

                                                     /s/Richard A. Dandurand

                                                     Richard A. Dandurand


Accepted and agreed to this
14th day of May, 2002

EDAC TECHNOLOGIES CORPORATION


BY /s/ Ronald G. Popolizio
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